Exhibit 21.1

List of subsidiaries of Teléfonos de México, S.A.B. de C.V.

The following table sets forth our significant subsidiaries and investees:

Name of Company	Jurisdiction of establishment	Percentage of ownership and voting interest	Description
Subsidiaries
Integración de Servicios TMX, S.A. de C.V.	Mexico	100.0%	Intermediate holding company.
Alquiladora de Casas, S.A. de C.V.	Mexico	100.0%	Real estate company owning our facilities.
Compañía de Teléfonos y Bienes Raíces, S.A. de C.V.	Mexico	100.0%	Real estate company owning our facilities.
Consorcio Red Uno, S.A. de C.V.	Mexico	100.0%	Supplier of telecommunications network integration services and information systems.
Teléfonos del Noroeste, S.A. de C.V.	Mexico	100.0%	Fixed-line public network concessionaire for the state of Baja California Norte and the San Luis Rio Colorado region of the state of Sonora.
Uninet, S.A. de C.V.	Mexico	100.0%	Provider of corporate networks and Internet access services to Telmex and corporate customers.
Telmex USA, L.L.C.	Delaware	100.0%	Authorized long-distance service re-seller, provider of prepaid telephone cards and payment collection services for lines in Mexico (installation and monthly rental), and authorized by the FCC to provide facility-based long-distance services, data transmission and cross-border data transit services.
Affiliated companies
Grupo Telvista S.A. de C.V.	Mexico	45.0%	Provider of telemarketing services in the United States and Mexico.
2Wire, Inc.	California	13.0%	Broadband network equipment and service provider for residential and small-business customers.